U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM SB-2
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     WORLD SHOPPING NETWORK, INC.
              (Name of Small Business Issuer in its charter)

     Delaware                454110                            11-2872782
(State or Jurisdiction of   Primary Standard Industrial   I.R.S. Employer
Incorporation or            Classification Code Number    Identification
Organization)                                             Number)

1530 Brookhollow Drive, Suite C, Santa Ana, California 92705; (714) 427-0760
     (Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach
California;   (949) 975-0544
      (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                    CALCULATION OF REGISTRATION FEE

Title of       Amount to be  Proposed maximum  Proposed     Amount of
each class     registered    offering price    maximum      registration
of                           per unit          aggregate    fee
securities                                     offering
to be                                          price
Common
Shares         50,000,000        $0.14         $7,000,000.00 $1,848.00

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.

(2) Calculated in accordance with Rule 457(c): The average of the bid and asked price as of June 30, 2000

PROSPECTUS
                     WORLD SHOPPING NETWORK, INC.

                         50,000,000 Shares
                            Common Stock *

World Shopping Network, Inc., a Delaware corporation, is hereby offering up to 50,000,000 shares and warrants of its $0.001 par value common stock under the following: 1) 25,000,000 to institutional investors at an offering price of 80% of the average closing bid price on the five business days immediately preceding the date of notice of a drawdown, under a common stock purchase agreement, on a delayed basis under Rule 415, pursuant to the terms of this prospectus, for the purpose of providing working capital for the company (an investor will receive one warrant for each share purchased, exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the agreement, from said date until five years from said date) and 2) 25,000,000 shares of common stock may be used to pay company consultants and for possible future company or assets acquisitions.

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment
(See "Risk Factors" on page 5).

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  Price to Public      Underwriting     Proceeds to
                                       Discounts and    Issuer (3)
                                       Commissions (2)

Per Share            $ (1)                 $0              $ (1)
Total Maximum        $ (1)                 $0              $ (1)

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Subject to Completion, Dated: ______________, 2000

* Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction.

(1) The price per share, the maximum amount to be raised under this offering and the proceeds to the issuer will be dependent on the market price at the times that drawdowns are taken under a common stock purchase agreement.


(2) No commissions will be paid in connection with the sale of the shares on this delayed basis.

(3)  The Proceeds to the company is before the payment of certain
expenses in connection with this offering.  See        "Use of
Proceeds."

                           TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                 4
RISK FACTORS                                                       6
USE OF PROCEEDS                                                   12
DETERMINATION OF OFFERING PRICE                                   13
PLAN OF DISTRIBUTION                                              13
LEGAL PROCEEDINGS                                                 14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS 14 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      AND MANAGEMENT                                              16
DESCRIPTION OF SECURITIES                                         17
INTEREST OF NAMED EXPERTS AND COUNSEL                             18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
      FOR SECURITIES ACT LIABILITIES                              18
ORGANIZATION WITHIN LAST FIVE YEARS                               21
DESCRIPTION OF BUSINESS                                           21
PLAN OF OPERATION                                                 30
DESCRIPTION OF PROPERTY                                           31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                    31
MARKET FOR COMMON EQUITY AND RELATED
      STOCKHOLDER MATTERS                                         32
EXECUTIVE COMPENSATION                                            33
FINANCIAL STATEMENTS                                              34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
      ON ACCOUNTING AND FINANCIAL DISCLOSURE                      55
AVAILABLE INFORMATION                                             55

                        PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus, and the attached exhibits, in their entirety.

The Company.

(a)  Background.

USA Growth, Inc., a Delaware corporation, was originally incorporated on August 14, 1987 in the State of Delaware, and has adopted a July 31 year-end. At July 31, 1999, the company was a development stage company, since it had not commenced its planned principal operations.

The company's board of directors unanimously approved the following actions at a meeting duly held and called on August 17, 1999:

the merger of World Shopping Network, Inc., a Wyoming corporation, with and into the company a reverse split of the issued and outstanding shares of the common stock on a one-for-twelve (1:12) basis an amendment to the certificate of incorporation of the company to implement this reverse stock split and to change the name of the company to World Shopping Network, Inc.

the election of new directors of the company.

On August 17, 1999, holders of a majority of the issued and outstanding shares of common stock approved the merger and the amendment by written consent in accordance with and as permitted by Section 228 of the General Corporation Law of the State of Delaware. The merger was completed upon the terms and conditions provided in an agreement and plan of merger dated as of September 15, 1999 by and among the company, the Wyoming corporation, and the principal stockholders of the company. The merger agreement provides for the Wyoming corporation to be merged with and into the company, with the company being the surviving corporation. The company's common stock is currently traded on the Over the Counter Bulletin Board under the ticker symbol "WSHP".

(b)  Business.

To date, the primary business of the company has been as an Internet website host with over 125 customers. These services include website development, hosting, maintenance, linking, and access. Many businesses wish to create an on-line presence without the investment into the hardware and software necessary to maintain their own servers. The company has invested over $100,000 into the development of its hardware and has dual-redundant T1 line capability. It maintains sufficient access lines so that if a server becomes busy, the next available server will receive and process the customer's request. Over time the capacity of the company's equipment has grown, and will continue to grow with new servers being added to accommodate new customers and their ever increasing needs.

In addition to providing Internet services to others, the company has established its own Internet shopping mall, "World Shopping Network Mall" which can be accessed at http://www.wsnetwork.com. This site offers a range of goods and services for sale to consumers over the Internet through a variety of vendors. Vendors are showcased on the company's website's main page, with each vendor displaying a banner link to a separate vendor "store" hosted on our website. In this way the company provides value to both the end-user and to its vendors by providing many goods and services in one easy-to-access location. Consumers can fulfill most, if not all, of their shopping needs at one location, and vendors have increased traffic due to consumers seeing their banner advertisement while browsing for an unrelated product.

Finally, the company has begun designing and hosting
Internet shopping malls for individual suppliers or manufacturers. The company offers a turn-key approach to those wishing to establish their own shopping malls. Once general content is designated by the customer, the company designs, hosts, and maintains the site.

The Offering.

Shares of common stock of the company will be sold under a shelf registration under Rule 415. Based upon the terms and subject to the conditions of a form of common stock purchase agreement, the company intends to sell to one or more institutional investor up to 25,000,000 shares of common stock (the number of shares to be issued in connection with any drawdown under this agreement will equal the dollar amount of such drawdown divided by 80% of the lowest closing reported bid price of the shares for the five trading days immediately preceding the drawdown date); for each share purchased on under that agreement, an investor will receive one warrant, (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the agreement from said date until a date which is five years thereafter). The cash sale price of the shares will be modified, from time to time, by amendment to this prospectus, in accordance with changes in the market price of the company's common stock. In addition, the company will sell up to 25,000,000 shares of common stock for consulting services for the company and for possible future acquisitions of companies and/or assets.

Liquidity of Investment.

Although the shares will be "free trading," there has been only a limited public market for the shares. Therefore, an investor may not be able to sell his shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term.

Risk Factors.

And investment in the company involved risks due in part to a limited previous financial and operating history of company, as well as competition in the internet gaming industry. Also, certain potential conflicts of interest arise due to the relationship of the company to management and others.

                         RISK FACTORS

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

Limited Prior Operations.

The company has only had limited prior operations and has embarked on a new business direction within the past twelve months. Thus, the company is subject to all the risks inherent in the creation of a new business. The likelihood of the success of the company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business and the competitive environment in which the company operates. Unanticipated delays, expenses and other problems such as setbacks in product development, and market acceptance are frequently encountered in connection with the expansion of a business.

Consequently, there is only a limited operating history upon which to base an assumption that the company will be able to achieve its business plans. In addition, the company has only limited assets. As a result, there can be no assurance that the company will generate significant revenues in the future; and there can be no assurance that the company will operate at a profitable level. If the company is unable to obtain customers and generate sufficient revenues so that it can profitably operate, the company's business will not succeed.

As a result of the fixed nature of many of the company's expenses, the company may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of the company's products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on the company's business, operations and financial condition.

Significant Working Capital Requirements.

The working capital requirements associated with the plan of business of the company will continue to be significant. The company anticipates, based on currently proposed assumptions relating to its operations (including with respect to costs and expenditures and projected cash flow from operations), that it cannot generate sufficient cash flow to continue its operations for an indefinite period at the current level without requiring additional financing. The company will need to raise additional capital in the next six months, through debt or equity, to implement fully implement its sales and marketing strategy and grow. In addition, the company currently plans one or more acquisitions over the next twelve months and will need financing of at least $1,000,000 during the year 2000 in order to pay for these anticipated acquisitions and to sustain the company. In the event that the company's plans change or its assumptions change or prove to be inaccurate or if cash flow from operations proves to be insufficient to fund operations (due to unanticipated expenses, technical difficulties, problem or otherwise), the company would be required to seek additional financing sooner than currently anticipated or may be required to significantly curtail or cease its operations.

Company Only Has Limited Assets.

The company has only limited assets. As a result, there can be no assurance that the company will generate significant revenues in the future; and there can be no assurance that the company will operate at a profitable level. If the company is unable to obtain customers and generate sufficient revenues so that it can profitably operate, the company's business will not succeed.

Success of Company Dependent on Management.

The company's success is dependent upon the hiring of key administrative personnel. None of the company's officers, directors, and key employees have an employment agreement with the company; therefore, there can be no assurance that these personnel will remain employed by the company after the termination of such agreements. Should any of these individuals cease to be affiliated with the company for any reason before qualified replacements could be found, there could be material adverse effects on the company's business and prospects. In addition, management has no experience is managing companies in the same business as the company.

In addition, all decisions with respect to the management of the company will be made exclusively by the officers and directors of the company. Investors will only have rights associated with minority ownership interest rights to make decision that affect the company. The success of the company, to a large extent, will depend on the quality of the directors and officers of the company. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of the company to the officers and directors.

Control of the Company by Officers and Directors.

The company's officers and directors beneficially own approximately 29% of the outstanding shares of the company's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. Accordingly, it could be difficult for the investors hereunder to effectuate control over the affairs of the company. Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of the company.

Limitations on Liability, and Indemnification, of Directors and Officers.

Although neither the articles of incorporation nor the bylaws of the company provide for indemnification of officer or directors of the company, the Delaware General Corporation Law provides or permissive indemnification of officers and directors and the company may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by the company in covering any liability of such persons or in indemnifying them.

Potential Conflicts of Interest Involving Management.

Currently, the officers and directors of the company devote 100% of their time to the business of the company. However, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors to the company, any proposed investments for its evaluation.

Acceptance And Effectiveness Of Internet Electronic Commerce.

The company's success in establishing an e-commerce business web site will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than the company expects, its e-commerce business may be harmed. If Internet usage does not grow, the company may not be able to increase revenues from Internet advertising and sponsorships which also may harm both our retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Competition In Internet Commerce.

Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of the company's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e-commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If the company does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, the company's business could be adversely affected.

Unreliability Of Internet Infrastructure.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on the company website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of the company website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, the company may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm the company's financial results.

Transactional Security Concerns.

A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks. Any breach in our security could cause interruptions in the operation of our website and have an adverse effect on the company's business.

Governmental Regulation Of The Internet.

There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm the company's business.

Influence of Other External Factors on Prospects for Company.

The industry of the company in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the company will result in a commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of the company. These factors include market fluctuations, and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect companies' spending. Factors which leave less money in the hands of potential customers of the company will likely have an adverse effect on the company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the company not receiving an adequate return on invested capital.

No Cumulative Voting

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of the company, and the minority shareholders will not be able to elect a representative to the company's board of directors.

Absence of Cash Dividends

The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of the company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Limited Public Market for Company's Securities.

Prior to the Offering, there has been only a limited public market for the shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the shares may be affected significantly by factors such as announcements by the company or its competitors, variations in the company's results of operations, and market conditions in the retail, electron commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the shares offered may not be able to liquidate an investment in the shares readily, or at all.

No Assurance of Continued Public Trading Market; Risk of Low
Priced Securities.

There has been only a limited public market for the
common stock of the company. The common stock of the company is currently quoted on the Over the Counter Bulletin Board. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the company's securities. In addition, the common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny
stock market and the risks associated therewith.   The
regulations governing low-priced or penny stocks sometimes limit the ability of broker-dealers to sell the company's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Effects of Failure to Maintain Market Makers.

If the company is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the company will be able to maintain such market makers.

Offering Price.

The offering price of the shares will be determined in relation to the then current market price of the shares on the Over the Counter Bulletin Board. Because of market fluctuations, there can be no assurance that the shares will maintain market values commensurate with the offering price.

"Shelf" Offering

The shares are offered directly by the company on a delayed basis. No assurance can be given that any or all of the shares will be issued. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any of the shares. In addition, the officers and directors of the company, collectively, have limited experience in the offer and sale of securities on behalf of the company.

Use of Proceeds Not Specific.

The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to legal and accounting, and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about management's specific intentions with respect to a significant amount of the proceeds of this offering.

Shares Eligible For Future Sale

All of the 5,400,000 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least on year, including persons who may be deemed affiliates of the company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

Forward-Looking Statements.

This prospectus contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, the company's business strategies, continued growth in the company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the company's control. The company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the company's products, competitive pricing pressures, changes in the market price of ingredients used in the company's products and the level of expenses incurred in the company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The company disclaims any intent or obligation to update "forward looking statements."

Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the company's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The company currently believes that its systems are Year 2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the company may experience serious unanticipated negative consequences (such as significant downtime for one or more of its suppliers) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of customers may be affected by Year 2000 issues. The company does not currently have any information about the Year 2000 status of its potential material suppliers. The company's Year 2000 plans are based on management's best estimates.

                         USE OF PROCEEDS

The amount of proceeds from this offering will depend on the offering price per share and the number of shares sold for cash. When the initial offering price is determined, this prospectus will be amended to so indicate; then the amount of proceeds from this offering can be estimated. The proceeds of the offering, less the expenses of the offering, will be used to provide working capital for the company.

The following table sets forth the use of proceeds from this offering (the blank number will be completed upon the amendment of this prospectus with the initial offering price):

           Use of Proceeds                  Maximum Offering
                                        Amount          Percent
           Transfer Agent Fee           $ 1,000
           Printing Costs               $ 1,000
           Legal Fees                   $25,000
           Accounting Fees              $ 1,500
           Working Capital
           Total

Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the board of directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

                  DETERMINATION OF OFFERING PRICE

The cash offering price of the shares will be determined, from time to time, based on the current market price of the shares on the Over the Counter Bulletin Board.

                       PLAN OF DISTRIBUTION

Shares of common stock of the company will be sold under a shelf registration under Rule 415. Based upon the terms and subject to the conditions of a form of common stock purchase agreement, the company intends to sell to one or more institutional investor up to 25,000,000, shares of common stock (the number of shares to be issued in connection with any drawdown under this agreement will equal the dollar amount of such drawdown divided by 80% of the lowest closing reported bid price of the shares for the five trading days immediately preceding the drawdown date); for each share purchased on under that agreement, an investor will receive one warrant, (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the agreement from said date until a date which is five years thereafter). The cash sale price of the shares will be modified, from time to time, by amendment to this prospectus, in accordance with changes in the market price of the company's common stock. In addition, the company will sell up to 25,000,000 shares of common stock for consulting services for the company and for possible future acquisitions of companies and/or assets.

There can be no assurance that all of these shares will be issued or that any of them will be sold for cash. The gross proceeds to the company will depend on the amount actually sold for cash and the sales price per share. No commissions or other fees will be paid, directly or indirectly, by the company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares. These securities are offered by the company subject to prior issue and to approval of certain legal matters by counsel.

Opportunity to Make Inquiries.

The company will make available to each offeree, prior to any sale of the shares, the opportunity to ask questions and receive answers from the company concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that the company possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Each person desiring to be issued shares, either as a conversion of a debenture, or an exercise of a warrant, must complete, execute, acknowledge, and delivered to the company certain documents, By executing these documents, the subscriber is agreeing that such subscriber will be, a shareholder in the company and will be otherwise bound by the articles of incorporation and the bylaws of the company in the form attached to this prospectus.

                           LEGAL PROCEEDINGS

The company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the company has been threatened.

                DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                          AND CONTROL PERSONS

The names, ages, and respective positions of the directors and officers of the company are set forth below. There are no other persons which can be classified as a promoter, controlling person, or significant employee of the company.

John J. Anton , President/Chief Executive Officer/Director.

Mr. Anton, age 72, is a 40-year veteran of the motion picture and television industry working for all three major television networks. For the last 22 years, Mr. Anton has been a member of the Directors Guild and of the International Alliance of Theatrical Stage Employees. During his career in the motion picture and television industry Mr. Anton produced special shows for the Ford Motor Company as well as shows with Tony Bennett, the Kingston Trio, and the Smothers Brothers. He also coordinated special events including major college bowl games and the Academy Awards. Further, Mr. Anton was instrumental in the opening of the Santa Monica Civic Center as a consultant. Mr. Anton retired from National Broadcasting Company, Inc. (NBC) in 1993 as Sports Operations Producer for the West Coast. Since that time, he has been active as an independent businessman and consultant. Mr. Anton has been with the company since its inception in 1995 and became its president in 1996. Mr. Anton attended Saint Ambrose Academy, Iowa, the Don Martin School of Broadcasting in Hollywood and NBC Business and Technical Operations College in Burbank, California.

John Moore, Vice President of Information
Systems/Secretary/Director

Mr. Moore, age 30, has been Vice President of Information Systems for the company since 1995 where he has designed, developed, and managed all of the company's systems. In this capacity, Mr. Moore built one of the original Windows based Bulletin Board systems. This system serviced approximately 350 users from all over Southern California, had roughly 80 advertisers, and was one of the first to show images and was therefore easily transformed into an Internet presence.

Prior to his service with the company, Mr. Moore taught Computer Science at Glendale College, California and coordinated the Internet activities for the Computer Science and Information Systems Department. In the Network Administrator there he supervised a small service group that was responsible for 350 computers on a campus with a student population of 10,000. Mr. Moore also has worked as a programmer in the Information Systems departments for several local governments and as a technical consultant to a variety of business and political agencies.

Mr. Moore received a Bachelor of Arts in Journalism and a Bachelor of Arts in Political Science from California State University, Humboldt, a Masters Degree in International Relations from the University of San Diego (where he taught professors how to use the Internet in exchange for his tuition), and an Associate of Arts in German from the Monterey Institute of International Studies. Mr. Moore has been using the Microsoft operating system since its inception and is familiar with each subsequent revision. This has resulted in Mr. Moore becoming a member of the Microsoft Developers network, a member of the Microsoft Site Builder Program, and a member of the Microsoft NT Users Group.

Martin Bloomenstein, Vice President of
Finance/Treasurer/Director.

Mr. Bloomenstein, age 64, has been the Vice President of Finance for the company since 1996. Prior to that time, he was an officer, director and consultant of APN, Inc., a SMR development company. Mr. Bloomenstein has been a certified public accountant
(CPA) for over 35 years. He received his Bachelor of Science degree from New York University.

                     SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the company's common stock as of June 15, 2000 (18,586,210 issued and outstanding) by (i) all stockholders known to the company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all officers and directors of the company (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):

Title of      Name and Address of               Amount of      Percent
Class         Beneficial Owner                  Beneficial        of
                                                Ownership(1)     class

Common        Tri-Star Diversified              4,500,000        24.21%
Stock         Ventures, L.L.C.,
              1601 East Flamingo
              Road, Suite 18,
              Las Vegas, Nevada 89119

Common        John J. Anton                     3,250,000        17.49%
Stock         1530 Brookhollow Drive
              Suite C,
              Santa Ana, California 92705

Common        John Moore                        2,000,000         8.98%
Stock         1530 Brookhollow Drive
              Suite C,
              Santa Ana, California 92705

Common        Marcine Aniz Uhler                1,200,000         6.46%
Stock         3402 Bimini Lane, #3-F
              Coconut Creek, Florida
              33066-2049

Common        Martin Bloomenstein                 150,000         0.81%
Stock         1530 Brookhollow Drive
              Suite C
              Santa Ana, California 92705

Common        Shares of all                    5,400,000         29.05%
Stock         directors and
              executive officers
              as a group (3 persons)

(1) None of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

                     DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The company's articles of incorporation authorize the issuance of 100,000,000 shares of common stock, with a par value of $0.001. The holders of the shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of the company; (b) are entitled to share ratably in all of the assets of the company available for distribution upon winding up of the affairs of the company; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) special voting rights; (b) preference as to dividends or interest; (c) preemptive rights to purchase in new issues of shares; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of June 15, 2000, the company had 18,586,210 shares of common stock issued and outstanding. There are no preferred shares authorized in the articles of incorporation.

Non-Cumulative Voting.

The holders of shares of common stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the company's directors.

Dividends.

The company does not currently intend to pay cash dividends. The company's proposed dividend policy is to make distributions of its revenues to its stockholders when the company's board of directors deems such distributions appropriate. Because the company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the company.

A distribution of revenues will be made only when, in the judgment of the company's board of directors, it is in the best interest of the company's stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Unissued Stock.

Upon the completion of this offering, assuming the maximum offering of 50,000,000 is sold, the company's authorized but unissued capital stock will consist of 31,413,790 shares of common stock (based on the issued and outstanding shares of 18,586,210 as of June 15, 2000). One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the company's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the company's best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The company has engaged the services of Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, to act as transfer agent and registrar.

               INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

Counsel for the company named in this registration statement as giving an opinion on the validity of the securities being registered has previously received 120,000 shares of stock under the Retainer Plan for Non-Employee Directors and Consultants under a Form S-8 in exchange for legal services consisting of advice and preparation work in connection with reports of World Shopping Network, Inc. under the Securities Exchange Act of 1934 and general corporate legal work.

               DISCLOSURE OF COMMISSION POSITION ON
          INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitation of Liability.

Directors of the company are not liable to the company corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (i) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

Indemnification.

Although neither the articles of incorporation nor the bylaws of the company provide for indemnification of officer or directors of the company, the Delaware General Corporation Law provides or permissive indemnification of officers and directors and the company may provide indemnification under such provisions:

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Undertaking.

The company undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S.Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors as disclosed elsewhere in this Form SB-2. None of these individuals, as promoters, have received anything of value from the company.

                      DESCRIPTION OF BUSINESS

Company History.

USA Growth, Inc., a Delaware corporation, was originally incorporated on August 14, 1987 in the State of Delaware, and has adopted a July 31 year-end. At July 31, 1999, the company was a development stage company, since it had not commenced its planned principal operations.

Pursuant to a share exchange agreement dated as of August 15, 1999, among the company, TriStar Diversified Ventures, L.L.C., John J. Anton, and Nick Markulis, TriStar and Messrs. Anton and Markulis exchanged all of their shares of common stock of World Shopping Network, Inc., a Wyoming corporation, for an aggregate of 79,950,000 newly issued shares of common stock of the company. As a result of this exchange (a) TriStar held 54,000,000 shares of common stock, which represented approximately 58% of the issued and outstanding common stock, (b) John J. Anton held 15,000,000 shares of the common stock, which represented approximately 16% of the issued and outstanding common stock, and
(c) Nick Markulis held 10,950,000 shares of common stock, which represented approximately 12% of the issued and outstanding common stock. As a result of the share exchange agreement the company owned approximately 59% of the issued and outstanding shares of Wyoming corporation and this corporation was a majority owned subsidiary of the company.

The company's board of directors unanimously approved the following actions at a meeting duly held and called on August 17, 1999: (i) the merger of World Shopping Network, Inc., a Wyoming corporation, with and into the company; (ii) a reverse split of the issued and outstanding shares of the common stock on a one-for-twelve (1:12) basis; (iii) an amendment to the certificate of incorporation of the company to implement this reverse stock split and to change the name of the company to World Shopping Network, Inc.; and (iv) the election of new directors of the company.

Under applicable Delaware Law, approval of the merger and the amendment to the certificate of incorporation required an affirmative vote of a majority of the outstanding shares of common stock. On August 17, 1999, holders of a majority of the issued and outstanding shares of common stock approved the merger and the amendment by written consent in accordance with and as permitted by Section 228 of the General Corporation Law of the State of Delaware.

An information statement was furnished by the board of directors of the company to the holders of record at the close of business on August 16, 1999, of the company's outstanding common stock pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The merger was completed upon the terms and conditions provided in the agreement and plan of merger dated as of September 15, 1999 by and among the company, the Wyoming corporation, and the principal stockholders of the company. The merger agreement provides for the Wyoming corporation to be merged with and into the company, with the company being the surviving corporation. The company's common stock is currently traded on the Over the Counter Bulletin Board under the ticker symbol "WSHP".

Company Overview.

To date, the primary business of the company has been as an Internet website host with over 125 customers. These services include website development, hosting, maintenance, linking, and access. Many businesses wish to create an on-line presence without the investment into the hardware and software necessary to maintain their own servers. The company has invested over $100,000 into the development of its hardware and has dual-redundant T1 line capability. It maintains sufficient access lines so that if a server becomes busy, the next available server will receive and process the customer's request. Over time the capacity of the company's equipment has grown, and will continue to grow with new servers being added to accommodate new customers and their ever increasing needs.

In addition to providing Internet services to others, the company has established its own Internet shopping mall, "World Shopping Network Mall" which can be accessed at http://www.wsnetwork.com. This site offers a range of goods and services for sale to consumers over the Internet through a variety of vendors. Vendors are showcased on the company's website's main page, with each vendor displaying a banner link to a separate vendor "store" hosted on our website. In this way the company provides value to both the end-user and to its vendors by providing many goods and services in one easy-to-access location.
 Consumers can fulfill most, if not all, of their shopping needs at one location, and vendors have increased traffic due to consumers seeing their banner advertisement while browsing for an unrelated product.

Finally, the company has begun designing and hosting
Internet shopping malls for individual suppliers or manufacturers. The company offers a turn-key approach to those wishing to establish their own shopping malls. Once general content is designated by the customer, the company designs, hosts, and maintains the site.

Industry Background.

The Internet is a worldwide series of interconnected electronic and/or computer networks. Individuals and companies recently have recognized that the technological capabilities of the Internet provide a medium not only for the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services. The Internet is accessible principally through personal computers, "Web TV" and hand-held wireless products designed to provide access to the Internet through alternative devices. The company believes that these alternative devices will serve to increase the number of individuals who shop online.

The Internet began in the late 1960's as an experiment in the design of robust computer networks. Basically, the Internet is a collection of computer networks - a network of networks - that allows anyone to connect with their computer to the Internet and immediately communicate with other computers and users across the world. Its use for decades was primarily limited to defense contractors and academic institutions. With the advent of high-speed modems for digital communication over common telephone lines, some individuals and organizations began connecting to and taking advantage of the Internet's advanced global communications ability.

Because the Internet has experienced rapid growth, it has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. Advances in online security and payment mechanisms have also prompted more businesses and consumers to engage in electronic commerce.

The terms electronic commerce and Internet commerce encompass the use of the Internet for selling goods and services. The use of the Internet as a marketing and advertising tool is enhanced by the ability to communicate information through the Internet to a large number of individuals, businesses and other entities. The unique characteristics of the Internet create numerous advantages for online retailers and provides a convenient and unique means for consumers to order products and services. The virtual nature of Internet commerce by way of website accessibility for merchants can reduce or even eliminate the costs associated with maintaining a physical retail facility. Online merchants may also realize significant savings by eliminating traditional product packaging, print advertising and other point of purchase materials. Marketing on the Internet can be especially advantageous for smaller companies by removing the traditional barrier of location and essentially, leveling the playing field to allow smaller companies to compete with larger companies effectively.

The unique characteristics of the Internet create a number of advantages for online retailers and have dramatically affected the manner in which companies distribute goods and services. Specifically, online retailers use the Internet to: provide consumers with a broad selection of products and services, increased information and enhanced convenience; operate with reduced overhead costs and greater economies of scale; frequently adjust featured selections, editorial content and pricing, providing significant merchandising flexibility; display a larger number of products than traditional retailers at lower cost; and obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

The Internet also provides a powerful and convenient means for consumers to order products and services. As a result of the increased use of the Internet and the benefits of online retailing, the company believes consumer spending on the Internet will grow rapidly.

Strategy.

The company expects the number of suppliers and manufacturers selling their products and services over the Internet to grow in a geometric rather than linear fashion over the next five years. This growth will create a great need both for web hosting of companies wishing to establish an Internet presence, and for hosting of on-line shopping malls. As more consumers discover the ease of shopping on-line, demand for on-line malls will increase. It is the company's strategy to help meet that demand.

The company is positioning itself to be a leader in its industry with the following four-pronged approach:

Through image development, infomercials, radio advertising, and a constant trade show presence, create brand recognition of the World Shopping Network name.

Aggressively market its own on-line shopping mall, World Shopping
Network Mall.

Springboard off increased brand recognition created by 1 and 2 above to significantly increase revenues attributable to web hosting, and on-line shopping mall design and maintenance.

Strategically identify and acquire local and regional web hosting competitors.

Products And Services.

When first formed, the company's principal activities were primarily focused on: (a) the development and implementation of an Internet shopping model, the WSN Mall; (b) the development of proprietary technology to support such model; (c) an analysis of products and services to be offered; (d) relationship development with providers of such products and services; (e) the design, development and implementation of proprietary merchandising and marketing techniques to support the WSN Mall model; and (f) the identification and building of a management team. These goals have been attained and the company operates in high technology and e-commerce business under a dual-tier model with the following components:

WSN Mall

World Access Network.

Technology.

The company utilizes a Dell Power Edge as its main server with dual processors equipped with RAID5 disk array. This system is supported by dual power supplies. The WSN Mall uses Active Service Pages interacting with Microsoft SQL Server as its database engine. Further, the World Access Network employs Microsoft Site Server Commerce Edition to provide e-mail, chat service, and all other customer and community support, and Microsoft Internet Information Server to provide Internet access to members.

The company's management team has made a priority of establishing many redundant systems to insure that customers are never delayed, left without service, or experience failures of any kind. Such development and maintenance of redundant systems are the result of the expertise of the members of the management team and their years of experience building computer networks.

WSN Mall.

Present

The WSN Mall operates as a 24-hour worldwide Internet based online service providing for the direct sale and delivery of a wide variety of competitively priced consumer products and services. WSN Mall is also the exclusive seller of several items, unavailable through any other site. The company supplies products sold on WSN Mall through an agreement with Ingram Micro and additionally, utilizes Specialty Merchandise Corporation and Tech Data. The company does not generally warehouse any inventory for resale. Arrangements are made with each individual vendor, or strategic partner to package, ship and notify the company of sale and delivery. The company obtains payment from customers and pays the strategic partner directly for the products. Products are shipped by Federal Express, the U.S. Postal Service or United Parcel Service to the consumer.

The company's primary objective is to make it convenient for the e-commerce consumer to purchase a broad range of products and services at prices that are highly competitive with traditional mail order and electronic retail channels. The WSN Mall differs from most other shopping sites on the Internet because it is a true retail "store." Most other shopping sites on the Internet are "Malls." When a consumer visits the malls, they are in most cases actually reviewing a list of manufacturers and resellers who have their own separate web sites. The consumer must then link to one of these other sites by actually leaving the mall location.

Most of these manufacturers and resellers do not have the capability of selling their products directly over the Internet, so once at the new site, the consumer must call an 800 number to place an order separately by phone. In other cases, the manufacturer or reseller will present a list of local "dealers" the consumer can visit. As a result, most malls on the Internet essentially become electronic advertising agencies. Consequently, no unique advantage to the telephone-mail order format is provided to the consumer.

The WSN Mall, on the other hand, is a true retailer. When a consumer comes "into" the WSN Mall store, he or she has the capability of purchasing any product presented directly, without having to go to another site or call an 800 number. By dealing directly with the WSN Mall, the consumer is assured of the overall satisfaction and convenience of purchasing from a "one stop" shopping source. In addition, the WSN Mall offers a value-added shopping experience by featuring the ability to process the transaction conveniently, while presenting a broad range of products at exceptional prices in a global format for any shopper who can access the Internet.

The WSN Mall model is based on demand for convenient purchases of a broad range of consumer products and services. Its revenues are primarily generated by the sale of the products and services offered through its web site. Consequently, the WSN Mall has a vested interest in ensuring those products and services are purchased. The Internet Malls have little or no such incentive to sell products and services because their revenues are generated by advertising others' web sites.

In dealing directly with the WSN Mall, manufacturers and other product suppliers are assured of a low-cost distribution channel to a large potential customer base by working with an organization that is highly motivated to sell those suppliers' products and services. Other advantages to this supplier include increasing market share without increasing personnel, administrative and advertising costs. Products are promoted globally without increasing advertising expenditures. By presenting products and services under the WSN Mall advertising umbrella, promotion of product is assured in each advertising vehicle the WSN Mall undertakes.

By increasing market share without additional associated costs, the suppliers can offer their products and services at a reduced cost to the WSN Mall. In turn, the WSN Mall intends to pass these cost savings on to its customers. The company also offers a frequent buyer program that rewards customer loyalty by providing the opportunity to accrue points for purchases. Such points are then redeemed for additional discounts and sales incentives at later dates.

Following is a chart of the WSN Mall order fulfillment procedure:

     Order         Transfer of order     Strategic partner     Payment
     Received      to strategic          fills order provides  made to
                   Partner                notification          strategic
                                                                Partner

One of the company's objectives remains that of becoming a dominant international retailer of consumer goods and services with the primary goal of facilitating the ease, efficiency and advantages of online shopping. The initial implementation of the WSN Mall has been successful in generating revenue despite the extremely competitive environment in which it has operated.
Sales have been consistent, but in order to create a distinguishable business method along with a viable, long-term future, the company seeks to develop a new and innovative online shopping experience to operate in conjunction with its business hosting and website development services.

As the e-commerce market is relatively new and competitive, the company expects that competition may continue to increase. The company currently competes against other companies with e-commerce sites, including, but certainly not limited to Amazon.com, Inc., Buy.com, Inc., Yahoo, Intermallamerica.com, iVillage.com and many other companies marketing and selling goods over the Internet. Most of these competitors have significantly greater resources than the company which may provide them with a greater ability to market their products more effectively.

Future of WSN Mall

It is the intent of the company to create an online shopping mall showcasing products aimed at the 20-35 year old, active consumer. The company seeks to implement a theme-based shopping experience, selling products geared toward image-conscious and active adult consumer population. New and innovative marketing techniques will be utilized to expand the brand recognition of
the site and also to generate interest in the mall.   In
addition, the company plans to expand its operations by acquiring technology related businesses so as to operate under a three tier model.

World Access Network.

Present

In addition to operating the WSN Mall, the company also provides a full-range of Internet services through World Access Network ("WAN"), a division of the company. This includes website development and hosting for businesses and other organizations wishing to create an online presence without the cost and hassle associated with maintaining their own servers and hardware. Additionally, WAN provides Internet access to businesses and consumers.

WAN currently serves over 125 customers, primarily in the Southern California market, providing for all of their Internet service needs including website development, hosting and maintenance, linking and access. The company has invested over $100,000 of capital into the development of its hardware and has dual-redundant T1 line capability. The company maintains sufficient access lines so that if a server becomes busy, the next available server will receive and process the customer's request. As requests grow beyond the capacity of the equipment, new servers will be added to the rotation. This arrangement makes growth easy and accommodates the risk of failure.

Additionally, WAN offers turn-key mall opportunities to its clients, enabling the establishment and maintenance of their own shopping malls. WAN currently provides this service to eight of its existing customers and hopes to expand the offering of the service.

The company and WAN anticipate that, as with the WSN Mall, the competition in the area of web hosting and development will continue to increase. The web development and hosting market is extremely competitive and WAN expects competition to only intensify in the future. WAN's current competitors include companies such as Network Solutions, Inc., Creative Business Solutions Co. and numerous other companies engaged in the business of web development and hosting.

Future of World Access Network

In the future the company expects its Web Development Services to offer superior connectivity to both new and existing customers. The company will continue to service its existing customers, upgrading their current operations to offer increased marketing exposure.

Vision for the Future of the Company.

While the company has achieved and is maintaining a steady level of success with regard to the WSN Mall and its web services divisions, it seeks to implement a plan to further increase its market share, particularly with young, active consumers through the development of a highly interactive shopping and educational experience.

Long-term viability of the company is a priority. The company does not wish to follow the path of many of its competitors by striving only to amass a large market share with the primary goal of becoming a viable buy-out target. Its philosophy remains that of developing and maintaining a profitable balance between successful operations with regard to:

locating and maintaining market share

web development services and Internet access

the ultimate acquisition of businesses, technologies, services and/or products to further expand the business.

Strategic Relationships.

The company has established strategic partnerships with three specialty catalog warehouse companies: Specialty Merchandise, Ingram Micro, and Tech Data. Each of these companies have extensive catalogs listing thousands of products ranging from extremely inexpensive novelty items to computers and other electronic products costing thousands of dollars. The company has established open purchase orders with each of these partners. Currently, the company listed over 4,700 products listed in the catalogs of these three companies on the WSN Mall. Only the limited personnel resources of the company has prevented it from adding additional products. It is the intention of the company to utilize the proceeds from this offering to add employees and increase its product offerings. In addition, the company will pursue strategic relationships with additional catalog companies to increase the variety of its product offerings thus attracting a broader range of web traffic.

Advertising And Promotion.

Success or failure in this highly competitive industry, where consumers can change shopping locations with a click of their mouse, and can easily ignore advertising and promotion that is not compelling or eye-catching, will be determined by the company's ability to capture the attention of consumers "surfing" the Internet.

The company will continue to market and effectuate its current operations while developing new features. In order to create a more stimulating and engaging online shopping experience, the company foresees the development of an extremely interactive shopping experience. In furtherance of that goal, current efforts are being directed toward the development of the company's image around an animation-created celebrity. The company intends to create an animated celebrity who will guide shoppers through the site for a shopping experience with an Internet edge, much like that of a video game. In addition, the animated celebrity will engage in educational encounters with shoppers informing them about computers and the Internet.

Image Development

The company foresees that the development of the animated celebrity will distinguish it from the other e-commerce sites and attract youthful, active and financially sound visitors and shoppers. The company anticipates that in addition to implementing the animated celebrity on the website, a line of merchandise with the animated celebrity's image will be developed. Potential media include the development of a comic book series, an animated series for television as well as wearable merchandise such as t-shirts, sweatshirts and hats.

Infomercials

To further market the site, the company also seeks to develop an infomercial educating the public as to why the Internet should be a part of their lives and why they should be online, and further, why the company's sites should be a part of their lives. The company currently offers unprecedented convenience and benefits. The company seeks not only to improve upon and increase those benefits, but also to educate about the Internet, its uses, values and benefits.

Radio Advertising

In addition to the infomercial, the company intends to purchase radio air time to advertise in an effort to create name recognition and additionally, maintain a visible presence at industry events such as trade shows and seminars.

Competition.

The Internet and e-commerce market is extremely competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer preferences, brand name recognition and marketing, and the development of new and competing technologies. The company's current or potential competitors include:

e-commerce solution providers that provide shopping cart based transaction products such as: Yahoo/Viaweb, Icat, and Pandesic web developers that incorporate e-commerce products in their solutions such as Mercantec, Hiway, and Simplenet on-line shopping malls and auction houses such as The Internet
Mall, Branch Mall, iMall, the Yahoo Store, Amazon.com, eBay, and
Zauction

product search software and comparison shopping sites such as Excite's Jengo, Yahoo Junglee, MSN's Sidewalk.com, and
Webmarket.com.

In terms of the web hosting portion of its business, the company anticipates competition from Internet service providers who offer a variety of connection features and speeds of access.
 Some use telephone lines, some use television cable systems, and others offers satellite focused services. There are numerous providers of these services and no one provider dominates the market. Many service providers are affiliated with telephone or cable television companies which provide capital resources and customer marketing opportunities unavailable to the company.

The company believes the principal competitive factors in this market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content, reliability, and speed of fulfillment. Although the company is one of the pioneers in this industry, most of its competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing, and other resources available to them. Some of its competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, and devote substantially more resources to web site and systems development. Nevertheless, the company has and believes it can continue to remain competitive in this industry due to its delivery of quality products and services on an extremely cost competitive basis. Compared to many of its competitors, the company has an exceedingly lean overhead and cost base. This lean overhead and cost base has not compromised the quality of the company's products and services. On the contrary, the company believes the quality of its products and services are equal to or better than its larger competitors.

Government Regulation.

There are currently few laws or regulations directly applicable
to access to or commerce on the Internet.   Therefore, the
company is not directly subject to any special regulation outside of those rules and regulations concerning commerce in general. Nevertheless, the company believes that dramatically increasing Internet usage will eventually result in additional government regulation.

                           PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements of the company and notes thereto contained elsewhere in this registration statement.

The company's principal activities have focused on:

the development and implementation of an Internet shopping model, the "WSN Mall"

the development of proprietary technology to support such model an analysis of products and services to be offered

relationship development with providers of such products and services the design, development and implementation of proprietary merchandising and marketing techniques to support the WSN Mall model the development of full-range of Internet services through World
Access Network, a division of the company

the identification and building of a management team.

The company can satisfy its cash requirements for approximately six months with the cash available at June 30, 2000 (the company borrowed a total of $36,000 in March 2000 under two unsecured promissory notes, bearing interest at the rate of 10% and due in one year). The company will need to raise additional capital in the next 12 months in order to meet its continuing requirements, including any acquisitions that the company may undertake. Management expects that such acquisitions, although not determined at this time, will take at least $1,000,000 in capital to accomplish.

The company currently has no employees. Members of the management team and several support personnel are treated as independent contractors at this time. It is the intention of the company to establish a payroll and benefits with some of the working capital from this offering for these individuals. Other than this, the company does not expect to increase employees over the next twelve months.

                     DESCRIPTION OF PROPERTY

The company currently owns or controls the following property in connection with its operations:

The company leases its corporate offices at 1530 Brookhollow Drive, Suite C, Santa Ana, California 92705. This space is deemed adequate for the immediate future. In addition, the company currently owns approximately $85,000 in computers, office equipment, and furniture at its offices.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transaction that have occurred between the company and its officers, directors, and five percent or greater shareholders, except as follows:

Share Exchange Agreement.

Pursuant to a share exchange agreement dated as of August 15, 1999, among the company, Tri-Star Diversified Ventures, L.L.C., John J. Anton, and Nick Markulis, TriStar and Messrs. Anton and Markulis exchanged all of their shares of common stock of World Shopping Network, Inc., a Wyoming corporation, for an aggregate of 79,950,000 newly issued shares of common stock of the company.
 As a result of this exchange (a) Tri-Star held 54,000,000 shares of common stock, which represented approximately 58% of the issued and outstanding common stock, (b) John J. Anton held 15,000,000 shares of the common stock, which represented approximately 16% of the issued and outstanding common stock, and
(c) Nick Markulis held 10,950,000 shares of common stock, which represented approximately 12% of the issued and outstanding common stock. As a result of the share exchange agreement the company owned approximately 59% of the issued and outstanding shares of Wyoming corporation and this corporation was a majority owned subsidiary of the company.

Consulting Agreement.

On April 26, 2000, the company entered into a consulting agreement with Marcine Aniz Uhler wherein she agreed to perform for the company services and consulting related to structuring and producing radio programs, and associated publicity items. Consulting services include, but are not limited to, providing information, evaluation, and analysis with regard to the publicity needs of the company, including the possible production of one or more radio programs concerning the e-commerce in general and the business of company in particular. Under the terms of this agreement, Ms. Uhler received, as consideration for services provided, 1,200,000 shares of common stock of the company which have been issued under the company's retainer stock plan for non-employee directors and consultants, which shares have been registered under a Form S-8 filed and effective with the U.S. Securities and Exchange Commission on May 2, 2000.

                     MARKET FOR COMMON EQUITY AND
                     RELATED STOCKHOLDER MATTERS.

(a)  Market Information.

The company's shares of common stock are traded on the Over the Counter Bulletin Board (under the symbol "WSHP") and the range of closing prices shown below is as reported by that exchange. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on June 30, 2000

                                   High          Low

Quarter Ended June 30, 2000        0.44          0.10
Quarter Ended March 31, 2000       0.81          0.37
Quarter Ended December 31, 1999 *  2.81          0.25
Quarter Ended October 31, 1999 **  0.43          0.25

* The fiscal year of the company was changed to June 30, effective on November 22, 1999.

** The shares only trading on one day during the month of October 1999.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on July 31, 1999

                                  High           Low

Quarter Ended October 31, 1998    0.13           0.12
Quarter Ended January 31, 1999    0.13           0.10
Quarter Ended April 30, 1999      0.12           0.10
Quarter Ended July 31, 1999       0.50           0.10

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on July 31, 1998

                                  High           Low

Quarter Ended October 31, 1997    0.46           0.23
Quarter Ended January 31, 1998    0.28           0.09
Quarter Ended April 30, 1998      0.12           0.08
Quarter Ended July 31, 1998       0.12           0.11

(b)  Holders of Common Equity.

As of June 15, 2000, there were 268 shareholders of record of the company's common stock.

(c)  Dividends.

The company has not declared or paid a cash dividend to stockholders since it was incorporated on August 14, 1987. The board of directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the company's earnings, capital requirements and other factors.

                        EXECUTIVE COMPENSATION

(a) The current officers and directors have not received any compensation to date. They will not be remunerated until the company turns profitable.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the company.

(c) No remuneration is proposed to be paid in the future directly or indirectly by the company to any officer or director since there is no existing plan which provides for such payment, including a stock option plan.

                       FINANCIAL STATEMENTS

             WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                   (A Development Stage Company)
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)


                                    March 31, 2000     March 31, 1999
ASSETS
 Current Assets
  Checking/Savings
   Cash and Cash Equivalents               7,103             52,047
   Restricted Cash                       454,540                  0
  Total Checking/Savings                 461,643             52,047
  Accounts Receivable

   Accounts Receivable, Net                9,117             37,470
  Total Accounts Receivable                9,117             37,470
  Other Current Assets

   Inventory Asset                         7,984              7,984
   Stock Subscription Receivable               0             14,500
  Total Other Current Assets               7,984             22,484
 Total Current Assets                    478,744            112,001

Fixed Assets

   Fixed Assets, Net                     34,401              28,799
 Total Fixed Assets                      34,401              28,799
 Other Assets

  Other Assets, Net                       1,474               2,255
 Total Other Assets                       1,474               2,255
TOTAL ASSETS                            514,619             143,055

LIABILITIES & EQUITY

 Liabilities
  Current Liabilities
   Accounts Payable
    Accounts Payable, Net               35,658               26,846
  Total Accounts Payable                35,658               26,846

Other Current Liabilities

  Note Payable - Tristar Dv.            45,000                    0
  Note payable Boardwalk Assoc          30,000                    0
  Note payable Coldwater Capital         6,000                    0
 Total Other Current Liabilities        81,000                    0
Total Current Liabilities              116,658               26,846

Long Term Liabilities

Long Term Liability, Net                     0                 (401)
Total Long Term Liabilities                  0                 (401)
Total Liabilities                      116,658               26,445

Equity

  Capital Stock                       544,238               374,112
  Investments - GrowthNet Inc.        455,583                     0
  Preferred Stock                     666,439               666,439
  Retained Earnings                (1,071,270)             (779,301)
  Net Income                         (197,029)             (144,640)
Total Equity                          397,961               116,610
Total Liabilities & Equity            514,619               143,055

See Accompanying Notes to Unaudited Financial Statement

                 WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                        (A Development Stage Company)
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)


                                   Three Months        Three Months
                                      Ended               Ended
                                  March 31, 2000      March 31, 1999

Ordinary Income/Expense
  Income
   Fee Income                     $  14,647           $  12,306
   Mall Sales                           917                   0
   Reimbursed Expenses                    0              (2,850)
   Uncategorized Income                   0                   0
  Total Income                       15,564               9,456

Gross Profit                         15,564               9,456

 Expense

   Advertising                        1,710                   0
   Automobile Expense                 3,174               1,264
   Bank Service Charges                 225                 193
   Client Processing                      0                  17
   Commissions                            0               5,925
   Domain Name                          840                   0
   Dues and Subscriptions                 0                 100
   Equipment Rental                     298                   0
   Insurance                              0              (1,077)
   Leases                               857                 105
   Miscellaneous                        132                   0
   Office Supplies                      497               1,424
   Postage and Delivery                 224                 113
   Professional Fees                 61,773              34,243
   Rent                               5,294               4,784
   Reseller Expense                      70                   0
   Security                             210                   0
   Service Bureau                       107               9,209
   Supplies                              69                   0
   Taxes                                847                  67
   Telephone                          3,967               8,405
   Travel & Ent                         344                   0
  Total Expense                      80,639              64,772
Net Ordinary Income                 (65,075)            (55,316)

Other Income/Expense

 Other Income
  Insurance Claim                         0                 789
Total Other Income                        0                 789

Other Expense
  Other Expenses                          0                9,461
Total Other Expense                       0                9,461

Net Other Income                          0               (8,672)
Net Income                         $(65,075)            $(63,988)

Basic and diluted  loss per
common share                         $(0.01)              $(0.01)

Average weighted common
shares outstanding               12,515,405            7,787,500

See Accompanying Notes to Unaudited Financial Statement

           WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                (A Development Stage Company)
            CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Unaudited)


                                        Three Months     Three Months
                                            Ended            Ended
                                       March 31, 2000    March 31, 1999

OPERATING ACTIVITIES
  Net Income                                (65,075)       (63,988)
  Adjustments to reconcile Net Income
  to net cash provided by operations:
   Accounts Receivable                       (1,648)           154
   Accounts Payable                          25,319          2,435
   Notes Payable                             36,000              0
Net cash used in operating activities        (5,404)       (61,399)

INVESTING ACTIVITIES

Fixed Assets, Net:Computer Equipment                        (1,625)
Net cash provided by Investing
Activities                                                  (1,625)

FINANCING ACTIVITIES

Capital Stock                                               97,500
Net cash provided by Financing
Activities                                                  97,500

Net cash increase for period                (5,404)         34,476

Cash at beginning of period                467,046          17,574
Cash at end of period                      461,642          52,050

See Accompanying Notes to Unaudited Financial Statement

             WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                    (A Development Stage Company)
                     NOTES TO FINANCIAL STATEMENTS
                             (Unaudited)

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
ACCOUNTING  POLICIES

Organization and Nature of Operations

The company was originally was incorporated as USA Growth, Inc. on August 14, 1987 in the State of Delaware. The company has adopted a June 30 fiscal year-end (based on a resolution of the board of directors, dated November 22, 1999). In September 1999 the company entered into a merger agreement with World Shopping Network, Inc., a Wyoming corporation ("WSN") (a development stage company). WSN operates an Internet shopping mall and other Internet related services. As a result of the merger, the company changed its name to World Shopping Network, Inc.

Accounting Method

The company uses the accrual method of accounting for financial statement and tax return purposes.
Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, Growth
Net Inc., a Nevada corporation. Intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The company considers all highly liquid instruments purchased with an original maturity of three moths or less to be cash equivalents.

Concentration of Credit Risk.

Cash balances are maintained at several banks. Accounts at each institution are insured by the Federal Deposit Insurance
Corporation ("FDIC") up to $100,000.

Income Taxes

The company complies with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Income (Loss) per Common Share

Effective July 31, 1998, the company adopted SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires dual presentation of basic and diluted earnings per share for all periods presented. Basic earnings/loss per share is computed by dividing income
(loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. At March 31, 2000 and 1999, the company has unexercised common stock warrants to purchase 16,000,000 (1,333,333 post-split) shares. Such warrants were not included in the computations of diluted loss per share because their effect would have been antidilutive. See Note 3.

The computations of income or loss per share of common stock are based on the weighted average number of shares outstanding during the period, retroactively adjusted for the stock split discussed in Note 3.

NOTE 2:  RESCINDED INVESTMENTS AND TERMINATED MERGERS

In 1988, the company issued 3,500,000 (291,667 post-split) restricted shares of common stock, for all of the outstanding common stock of Factory Outlets of America, Inc. (FOA), a franchisor of general merchandise stores. In accordance with the agreement, the company contributed $250,000 to FOA's additional paid-in capital. In 1990, this agreement was rescinded as FOA failed to achieve the specified profit levels, and 3,080,000 (256,667 post-split) shares of restricted stock were returned to the company. The company issued the remaining 420,000 (35,000 post-split) shares to the underwriter as compensation for services rendered. As a result of this transaction, the company incurred total expenses of $270,734, which consisted of acquisition and organization costs of $20,734, and the write-off of its investment in FOA of $250,000.

On July 1, 1997, the company entered into an agreement with World Wide Web Casinos, Inc. (WWWC), whereby the company and WWWC would merge into WWWC Acquisition Corporation, in a tax-free transaction. On January 28, 1998, WWWC informed the company that it was unable to provide audited financial statements, which was one of the conditions for consummating the merger. As a result, WWWC terminated the merger.

NOTE 3:  STOCKHOLDERS' EQUITY

On February 16, 1988, the company successfully completed its public offering and sold 8,000,000 (666,666 post-split) units at $0.10 per unit. Each unit consists of one share of restricted common stock and one Class A redeemable common stock purchase warrant. Each Class A warrant entitles the holder to purchase, for $0.17 ($2.04 post split), one share of common stock and one Class B common stock purchase warrant, through December 31, 1999. The company has the right to redeem the unexercised warrants on thirty days written notice for $0.001 per warrant. Each Class B warrant entitles the holder to purchase one share of common stock at $0.25 ($3.00 post-split) per share and is exercisable through December 31, 2000 (extended from December 31, 1999).

NOTE 4:  RELATED PARTY TRANSACTIONS

On February 2, 1998, the company issued 130,000 (10,833 post-
split) shares with value of $10,400   to a related party as
compensation for services provided.

On June 29, 1999, the company issued 2,400,000 (200,000 post-split) shares to three existing shareholders for $48,000 in cash.

NOTE 5:  MERGERS AND ACQUISITIONS

During May and June 1999, the company acquired 13.5 million shares of Growth Net Inc. ("GNI") common stock for $455,583 in cash. This transaction was accounted for as a purchase. Accordingly, the accompanying consolidated financial statements include the accounts of GNI, a wholly-owned non-operating subsidiary of the company. As memorialized in the Share Exchange Agreement dated August 15, 1999, all of the current assets of the company of July 31, 1999, a total of 456,813, were transferred to GNI for the benefit of the shareholders of the company as of June 30, 1999.

In September 1999, the company entered into a merger agreement with WSN (a development stage company), whereby such entities would merge and operate as WSN. The merger agreement provides for WSN to be merged with and into the company, which is the surviving corporation. The merger is tax free under Internal Revenue Code
 361. This merger also resulted in the following stock splits: (a) of the total 93,450,000 issued and outstanding shares of the company prior to the merger, they were subject to a reverse split of 12 to 1, resulting in issued and outstanding shares of 7,787,500; and (b) of the total 4,556,162 issued and outstanding shares of WSN prior to the merger, they were first subject to a reduction of 2,665,000 due to a Share Exchange Agreement, resulting in a total of 1,891,162, which was then subject to a forward split of 2.5 to 1, resulting in issued and outstanding shares of 4,727,905. The total issued and outstanding shares of common stock after the merger was 12,515,405. The issued and outstanding Class A Warrants totaling 16,000,000 were subject to a reverse split of 12 to 1, resulting in a total of 1,333,333. Effective September 30, 1999, the company changed its name to World Shopping Network, Inc.

Management accounted for the merger as a capital stock transaction (as opposed to a business combination, as that term is defined by generally accepted accounting principles) because the reorganization is a "reverse acquisition" involving a public shell entity. Accordingly, the merger was reported as a reorganization of WSN, which is considered the acquirer for accounting purposes.

There are certain restrictions on the sale or other transfer of the company's common stock issued under the merger. Such stock, generally referred to as "Rule 144 stock", was not registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption from its requirements. Each exchanging shareholder agreed to (1) acquire such stock for his/her own account and (2) hold the stock for investment purposes only. In addition, the stock certificates are required to contain a legend
(a) documenting these restrictions and (b) requiring a legal opinion that any proposed sale is exempt from registration under the Act.

NOTE 7:  GOING CONCERN

The company is a development stage company, as defined in the SFAS No. 7. The company is devoting substantially all of its present efforts in securing and establishing a new business, and has not generated any operating revenues. It is the company's belief that it will continue to incur losses for at least the next 12 months, and as a result will require additional funds from equity investments to meet such needs. The continued existence of the company is dependent upon its ability to meet future financing requirements, and the success of future operations. These factors raise substantial doubt about the company's ability to continue as a going concern.

NOTE 8:  COMMITMENTS AND CONTINGENCIES

As of December 31, 1999, the company was delinquent on several filing requirements to the SEC. These filings include Form 10-KSB for the year ended July 31, 1999, and a Form 8-K to announce the consummation of the merger and the change of the fiscal year end to June 30. Possible sanctions may include as enforcement action and/or suspension of (1) trading in the company's stock and/or warrants and (2) the ability of securities dealers to make a public market in the company's securities. All these delinquent filings were made in February 2000.

NOTE 9:  YEAR 2000 COMPLIANCE (UNAUDITED)

The management is utilizing both internal and external resources, as appropriate, to ensure that all mission critical systems will be Y2K compliant. Management has also taken reasonable steps to assess the Y2K compliance of its significant third parties. Management believes that all necessary actions have been taken to address this issue, although there can be no assurance as to the outcome of the conversion efforts.

                      INDEPENDENT AUDITOR'S REPORT

Board of Directors
World Shopping Network, Inc. (formerly known as U.S.A. Growth,
Inc.)

We have audited the accompanying consolidated balance sheet of World Shopping Network, Inc. and subsidiary (formerly known as U.S.A. Growth, Inc.), a development stage company, as of July 31, 1999, and the related consolidated statements of operations, and cash flows for the period August 14, 1987 (date of inception) to July 31, 1999, and for the years ended July 31, 1999 and 1998, and stockholders' equity for the years ended July 31, 1999 and 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the company as of July 31, 1999, and the results of its operations and its cash flows for the period August 14, 1987 (date of inception) to July 31, 1999 and for the years ended July 31,1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in
Note 8 to the financial statements, the company has been in the development stage since its inception. The company is devoting substantially all of its present efforts in establishing its business. Management's plans regarding the matters which raise doubt about the company's ability to continue as a going concern are also disclosed in Note 8 to the financial statements. The continued existence of the company is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the company's ability to continue as going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Keyhan Company
Keyhan Company
an accountancy corporation
December 28, 1999


               WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                 (FORMERLY KNOWN AS U.S.A. GROWTH, INC.)
                       (A Development Stage Company)
                         CONSOLIDATED BALANCE SHEET
                               JULY 31, 1999

                                 ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $  454,540
  Income taxes receivable                                   2,273
  Deferred tax asset, net of valuation
   Allowance of $71,000                                         -
                                                       $  456,813

                   LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                     1,222

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, par value $.001 per share,
   Authorized 100,000,000 shares, issued and
   Outstanding 1,125,000                        13,500
  Paid in capital                               768,843
  Accumulated deficit during development stage (326,752)
                                                          455,591
                                                          456,814

               WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                 (FORMERLY KNOWN AS U.S.A. GROWTH, INC.)
                       (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Cumulative
                                                         August 14, 1987
                                Year ended July 31       (Date of Inception)
                                1999          1998       to July 31 1999

INTEREST AND DIVIDEND INCOME      18,708         21,041           251,654

EXPENSES
  Selling, general and
   Administrative                 14,295         28,399           293,591
  Expenses incurred as a result
   Of rescinded investment             -              -           270,734

INCOME (LOSS) BEFORE INCOME TAX    4,413         (7,358)         (312,671)

INCOME TAX PROVISION (BENEFIT)
  Federal                              -              -             3,739
  State                           (1,023)             -            10,342

NET INCOME (LOSS)                  5,436          7,358          (326,752)

BASIC INCOME (LOSS) PER SHARE
  OF COMMON STOCK                   0.01          (0.01)            (0.39)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING        932,692        919,583           834,144

The accompanying notes are an integral part of these financial statements

              WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                (FORMERLY KNOWN AS U.S.A. GROWTH, INC.)
                      (A Development Stage Company)
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           Accumulated
                                                           Deficit During
                             Common Stock       Paid in    Development
                           Shares       Amount  Capital    Stage

BALANCES, August 14,
1987 (inception                 -            -        -             -

COMMON STOCK ISSUED TO
FOUNDING STOCKHOLDERS      2,550,000       2,550  (2,550)            -

COMMON STOCK ISSUED
AT INITIAL PUBLIC OFFERING 8,000,000       8,000  715,523

COMMON STOCK ISSUED FOR
SERVICES                     420,000         420         -           -

NET LOSS                           -           -         -     (324,830)

BALANCES, July 31, 1997   10,970,000      10,970  712,973      (324,830)

COMMON STOCK ISSUED FOR
SERVICES                     130,000         130   10,270             -

NET LOSS                           -           -        -        (7,358)

BALANCES, July 31, 1998   11,100,000      11,100  723,243      (332,188)

COMMON STOCK ISSUED
FOR CASH                   2,400,000       2,400   45,600             -

NET INCOME                         -           -        -         5,436

                          13,500,000      13,500  768,843      (326,752)

12 TO 1 REVERSE SPLIT           /12            -        -             -

BALANCES,
July 31, 1999              1,125,000      13,500  768,843      (326,752

The accompanying notes are an integral part of these financial statements

                 WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                   (FORMERLY KNOWN AS U.S.A. GROWTH, INC.)
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         Cumulative
                                                         August 14, 1987
                                Year ended July 31       (Date of Inception)
                                1999          1998       to July 31 1999

CASH FLOWS FROM OPERATING
ACTIVITIES
  Net Income (loss)                5,436       (7,358)       (326,752)

  Adjustments to reconcile net
  Income (loss) to net cash
  Provided (used) by operating
  Activities:

  Increase in accounts
   Receivable                    (1,123)         (150)         (2,273)

  Increase (decrease) in
  Accounts payable and
  Accrued expenses               (3,228)        1,780           1,222

                                  1,085        (5,728)       (327,803)

CASH FLOWS FROM FINANCING
ACTIVITIES

  Common Stock issued for
  Services                            -       10,400          11,100

  Net proceeds from sales of
  Common stock                   48,000            -         771,243

                                 48,000       10,400         782,343

NET INCREASE IN CASH AND
CASH EQUIVALENTS                 49,085        4,672         454,540

BEGINNING CASH AND CASH
EQUIVALENTS                     405,455      400,783               -

ENDING CASH AND CASH
EQUIVALENTS                     454,540      405,455         454,540

The accompany notes are an integral part of these financial statements

              WORLD SHOPPING NETWORK, INC. AND SUBSIDIARY
                 (FORMERLY KNOWN AS U.S.A. GROWTH, INC.)
                        (A Development Stage Company)
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
ACCOUNTING  POLICIES

Organization and Nature of Operations

U.S.A. Growth, Inc. ("USAG") was incorporated on August 14, 1987 in the state of Delaware, and has adopted a July 31 year-end. At July 31, 1999, USAG was a development stage company, since it has not commenced its planned principal operations. Since its inception, USAG has engaged in research, internally and through the use of independent consultants, to determine what type of business could be established by a new venture, which would have potentially high profits.

In September 1999 USAG entered into a merger agreement with World Shopping Network, Inc. ("WSN") (a development stage company).
WSN operates an Internet shopping mall and other Internet related services. As a result of the merger, USAG changed its name to World Shopping Network, Inc. , and will change its fiscal year-end to June 30. See Note 9.

Accounting Method

The company uses the accrual method of accounting for financial statement and tax return purposes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, Growth
Net Inc., a Nevada corporation. Intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The company considers all highly liquid instruments purchased with an original maturity of three moths or less to be cash equivalents.

Concentration of Credit Risk.

Cash balances are maintained at several banks. Accounts at each institution are insured by the Federal Deposit Insurance
Corporation ("FDIC") up to $100,000.

Cash equivalents include approximately $400,000 in a Dreyfus money market fund, which invests exclusively in a diversified portfolio of short-term marketable securities (which are direct obligations of the U.S. Government) and is not insured by FDIC. The fair market value of such fund approximates the related carrying value at July 31, 1999.

Income Taxes

The company complies with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Income (Loss) per Common Share

Effective July 31, 1998, the company adopted SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires dual presentation of basic and diluted earnings per share for all periods presented. Basic earnings/loss per share is computed by dividing income
(loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. At July 31, 1999 and 1998, the company has unexercised common stock warrants to purchase 16,000,000 (1,333,333 post-split) shares. Such warrants were not included in the computations of diluted loss per share because their effect would have been antidilutive. See Note 3.

The computations of income or loss per share of common stock are based on the weighted average number of shares outstanding during the period, retroactively adjusted for the stock split discussed in Note3.

NOTE 2:  RESCINDED INVESTMENTS AND TERMINATED MERGERS

In 1988, the company issued 3,500,000 (291,667 post-split) restricted shares of common stock, for all of the outstanding common stock of Factory Outlets of America, Inc. ("FOA"), a franchisor of general merchandise stores. In accordance with the agreement, the company contributed $250,000 to FOA's additional paid-in capital. In 1990, this agreement was rescinded as FOA failed to achieve the specified profit levels, and 3,080,000 (256,667 post-split) shares of restricted stock were returned to the company. The company issued the remaining 420,000 (35,000 post-split) shares to the underwriter as compensation for services rendered. As a result of this transaction, the company incurred total expenses of $270,734, which consisted of acquisition and organization costs of $20,734, and the write-off of its investment in FOA of $250,000.

On July 1, 1997, the company entered into an agreement with World Wide Web Casinos, Inc. ("WWWC"), whereby the company and WWWC would merge into WWWC Acquisition Corporation, in a tax-free transaction. On January 28, 1998, WWWC informed the company that it was unable to provide audited financial statements, which was one of the conditions for consummating the merger. As a result, WWWC terminated the merger.

NOTE 3:  STOCKHOLDERS' EQUITY

On February 16, 1988, the company successfully completed its public offering and sold 8,000,000 (666,666 post-split) units at $0.10 per unit. Each unit consists of one share of restricted common stock and one Class A redeemable common stock purchase warrant. Each Class A warrant entitles the holder to purchase, for $0.17 ($2.04 post split), one share of common stock and one Class B common stock purchase warrant, through December 31, 1999. The company has the right to redeem the unexercised warrants on thirty days written notice for $0.001 per warrant. Each Class B warrant entitles the holder to purchase one share of common stock at $0.25 ($3.00 post-split) per share and is exercisable through December 31, 1999.

NOTE 4:  RELATED PARTY TRANSACTIONS

On February 2, 1998, the company issued 130,000 (10,833 post-split) shares with value of $10,400 to a related party as compensation for services provided.

On June 29, 1999, the company issued 2,400,000 (200,000 post-split) shares to three existing shareholders for $48,000 in cash.

NOTE 5:  MERGERS AND ACQUISITIONS

During May and June 1999, the company acquired 13.5 million shares of Growth Net Inc. ("GNI") common stock for $455,583 in cash. This transaction was accounted for as a purchase. Accordingly, the accompanying consolidated financial statements include the accounts of GNI, a wholly-owned non-operating subsidiary of the company. As memorialized in the Share Exchange Agreement dated August 15, 1999, all of the current assets of the company of July 31, 1999, a total of 456,813, were transferred to GNI for the benefit of the shareholders of the company as of June 30, 1999.

In September 1999, USAG entered into a merger agreement with World Shopping Network, Inc. (WSN) (a development stage company), whereby these entities would merge and operate as WSN. See Note 9.

NOTE 6:  INCOME TAXES.

For the period from inception to July 31, 1999, the company is considered a start-up entity for federal and state income tax purposes. As a result, start-up expenses are capitalized for tax purposes; all such costs are expensed as incurred for financial reporting purposes. In addition, as discussed in Note 2, the company has incurred capital losses as a result of a rescinded investment. These are the only significant temporary differences at July 31, 1999; the estimated income tax effect of such differences approximated $71,000.

The reported income tax benefit differs from the amount that would result from applying the federal statutory rate to the pre-tax loss because of the state income tax effect at a rate of approximately 9%. The components of the deferred income tax benefit are set forth below:

                                                         Inception to
                         July 31, 1999   July 31, 1998   July 31, 1999

                               $ 0            $2,000         $69,000

As of July 31, 1999, the company's federal and state net operating loss ("NOL") and capital loss carryforwards for income tax purposes were approximately $90,000 and $250,000, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2008, and the state net operating loss carryforwards will begin to expire in 2003.

The company's accounting NOL carryforward approximates $325,000 at July 31, 1999. The related deferred tax asset arising in 1998 and 1997 approximated $0 and $7,500, respectively. Because the company is a development stage enterprise and there is no reasonable assurance that such asset will be realized in future year, the company has recorded a 100% valuation allowance against the July 31, 1999 balance of this deferred tax asset.

A summary of the activity in the valuation allowance for the deferred tax asset for the years ended July 31, 1999 and 1998 is presented below:

Amount

Balance at August 1, 1997                     $  69,000

Adjustment for 1997 deferred tax asset            2,000

Balance at July 31, 1998                         71,000

Adjustment for 1998 deferred tax asset                -

Balance at July 31, 1999                     $   71,000

NOTE 7:  SUPPLEMENTAL CASH FLOW INFORMATION

Income taxes of $500 were paid during the year ended July 31, 1999. The cumulative tax payment from August 17, 1987 (date of inception) through July 31, 1999 was $20,987.

NOTE 8:  GOING CONCERN

The company is a development stage company, as defined in the SFAS No. 7. The company is devoting substantially all of its present efforts in securing and establishing a new business, and has not generated any operating revenues. It is the company's belief that it will continue to incur losses for at least the next 12 months, and as a result will require additional funds from equity investments to meet such needs. The continued existence of the company is dependent upon its ability to meet future financing requirements, and the success of future operations. These factors raise substantial doubt about the company's ability to continue as a going concern.

NOTE 9:  SUBSEQUENT EVENT

In September 1999, USAG entered into a merger agreement with World Shopping Network, Inc. ("WSN") (a development stage company), whereby such entities would merge and operate as WSN. The merger agreement provides for WSN to be merged with and into USAG, which is the surviving corporation. The merger is tax free under Internal Revenue Code 361. This merger also resulted in the following stock splits: (a) of the total 93,450,000 issued and outstanding shares of the company prior to the merger, they were subject to a reverse split of 12 to 1, resulting in issued and outstanding shares of 7,787,500; and (b) of the total 4,556,162 issued and outstanding shares of WSN prior to the merger, they were first subject to a reduction of 2,665,000 due to a Share Exchange Agreement, resulting in a total of 1,891,162, which was then subject to a forward split of 2.5 to 1, resulting in issued and outstanding shares of 4,727,905. The total issued and outstanding shares of common stock after the merger was 12,515,405. The issued and outstanding Class A Warrants totaling 16,000,000 were subject to a reverse split of 12 to 1, resulting in a total of 1,333,333.

Effective September 30, 1999, USAG changed its name to World
Shopping Network, Inc. The certificate of incorporation and bylaws of USAG will continue to govern the operation of the company.

Management will account for the merger as a capital stock transaction (as opposed to a business combination, as that term is defined by generally accepted accounting principles) because the reorganization is a "reverse acquisition" involving a public shell entity. Accordingly, the merger will be reported as a reorganization of WSN, which is considered the acquirer for accounting purposes.

There are certain restrictions on the sale or other transfer of the company's common stock issued under the merger. Such stock, generally referred to as "Rule 144 stock", was not registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption from its requirements. Each exchanging shareholder agreed to (1) acquire such stock for his/her own account and (2) hold the stock for investment purposes only. In addition, the stock certificates are required to contain a legend
(a) documenting these restrictions and (b) requiring a legal opinion that any proposed sale is exempt from registration under the Act.

The accompanying financial statements do not reflect any adjustments as a result of this merger. The financial statements of WSN have been audited for the years ended June 30, 1999 and 1998.

By a resolution of the board of directors in December 1999, the exercise period for the Class A Warrants and the Class B Warrants was extended to December 31, 2000.

The following unaudited proforma information is based on the aforementioned financial statements.

                                          WSN
                                       HISTORICAL           PRO FORMA

Cash and cash equivalents              $  122,532           $   577,072

Other assets                               39,267                41,540

Accounts payable and accrued expenses      23,869                25,090

Stockholders' equity                      137,930               595,522

Revenues                                   40,984                57,201

Expenses                                  334,430               348,725

Net loss                                $(293,446)            $(288,010)

The above historical column represents WSN financial information as of the year ended June 30, 1999. In the pro forma presentation, the historical column has been added to the company's July 31, 1999 financial information, and the combined data have been adjusted assuming that (a) the merger occurred on July 31, 1999 and (b) all of WSN's stockholders elected to convert their shares. WSN's July 1999 financial activity is not material to the pro forma presentation.

If the merger had occurred on August 1, 1997, the pro forma effect on basic and diluted income/loss per share for fiscal 1998 and 1999 would not have been significant.

Since the merger is not a business combination, additional pro forma financial information otherwise required by the rules and regulations of the U.S. Securities and Exchange Commission
("SEC") has not been presented.

NOTE 10:  COMMITMENTS AND CONTINGENCIES

As of December 28, 1999, the company was delinquent on several filing requirements to the SEC. These filings include Form 10-KSB for the year ended July 31, 1999, Form 10-Q for the quarter ended October 31, 1999, and Form 8-K's to announce the consummation of the merger and a change in the company's fiscal year-end to June 30.

As of December 28, 1999, the sanctions (if any) that could be imposed by the SEC, the National Association of Securities Dealers, and/or any state securities commission as a result of the matters described in the preceding paragraph are unknown. Possible sanctions may include as enforcement action and/or suspension of (1) trading in the company's stock and/or warrants and (2) the ability of securities dealers to make a public market in the company's securities.

NOTE 11:  YEAR 2000 COMPLIANCE (UNAUDITED)

The management is utilizing both internal and external resources, as appropriate, to ensure that all mission critical systems will be Y2K compliant. Management has also taken reasonable steps to assess the Y2K compliance of its significant third parties. Management believes that all necessary actions have been taken to address this issue, although there can be no assurance as to the outcome of the conversion efforts.

                  CHANGES IN AND DISAGREEMENTS WITH
                      ACCOUNTANTS ON ACCOUNTING
                      AND FINANCIAL DISCLOSURE

(a) Effective on September 10, 1999, the independent accountant who was previously engaged as the principal accountant to audit the company's financial statements, Rothstein, Kass & Company, P.C., was dismissed by company. This accountant's report on the financial statements for the past two years neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the board of directors.

During the company's two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the company's two most recent fiscal years and the subsequent interim period preceding the former accountant's dismissal.

(b) Effective on September 15, 1999, the firm of Keyhan Company has been engaged to serve as the new principal accountant to audit the company's financial statements. During the company's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

                        AVAILABLE INFORMATION

The company has filed with the U.S. Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the company. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

                               PART II.
               INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS
Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the prospectus under the heading "Use of Proceeds."

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On June 29, 1999, the company issued 2,400,000 (200,000
post-split) shares to three existing shareholders for $48,000 in cash. This transaction was accomplished pursuant to Rule 506 under Regulation D promulgated under Section 4(2) of the Securities Act of 1933. No discounts or commission were paid in connection with these sales. The class of persons to whom these sales were made is sophisticated investors.

ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the
Securities Act of 1933 and is, therefore, unenforceable.   In the
event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Santa Ana, State of California, on June 30, 1999.

                         World Shopping Network, Inc.


                         By: /s/  John J. Anton
                         John J. Anton, President, Chief Executive Officer

                   Special Power of Attorney

The undersigned constitute and appoint John Anton their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                        Title                       Date

/s/ John J. Anton           President/Chief Executive      June 30, 2000
John J. Anton               Officer/Director

/s/ John Moore              Vice President, Information    June 30, 2000
John Moore                  Systems/Director

/s/ Martin Bloomenstein     Vice President Finance         June 30, 2000
Martin Bloomenstein         (principal financial and
                            accounting officer)/Director

                            EXHIBIT INDEX

Number                           Exhibit Description

2 Agreement and Plan of Merger between the company and World Shopping Network, Inc., dated September 15, 1999
      (incorporated by reference to the Schedule 14C Definitive
       Information Statement filed on October 1, 1999).

3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 10-K filed on November 5, 1996). Certificate of Merger (which includes amendment to Articles of Incorporation) (incorporated by reference to Exhibit 3.2 of the Form 10-QSB for the period ended October 31, 1999 - filed on February 28, 2000).

3.3 Bylaws (incorporated by reference to Exhibit 3.2 of the Form 10-K filed on November 5, 1996).

4.1    Share Exchange Agreement between the company, Tri Star
       Diversified Ventures, L.L.C., Nick Markulis, and John J. Anton, dated August 15, 1999 (incorporated by reference to Exhibit 4 of the Form 10-QSB for the period ended October 31, 1999 - filed on February 28, 2000).

4.2    Retainer Stock Plan for Non-Employee Directors and
       Consultants, dated April 25, 2000 (incorporated by reference to
       Exhibit 4.1 of the Form S-8 filed on May 2, 2000).

4.3 Consulting Services Agreement between the company and Laurel-Jayne Yapel Manzanares, dated April 25, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 2, 2000).

4.4 Consulting Services Agreement between the company and Marcine Aniz Uhler, dated April 26, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on May 2, 2000).

4.5 Form of Common Stock Purchase Agreement between the company and institutional investors (see below).

5      Opinion Re: Legality (see below).

21 Subsidiaries of the company (incorporated by reference to Exhibit 21 to the Form 10-KSB/A filed on February 25, 2000).

23.1   Consent of Accountant (see below).

23.2   Consent of Counsel (see below).

27     Financial Data Schedule (see below).